UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2012

AMERICAN REALTY CAPITAL PROPERTIES, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35263	45-2482685
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue

New York, New York 10022

(Address, including zip code, of principal executive offices)

(212) 415-6500

Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 8, 2012, American Realty Capital Properties, Inc. (the “Company”), through its sponsor, AR Capital, LLC, entered into a purchase and sale agreement, as amended on February 28, 2012 and March 12, 2012, to acquire a fee simple interest in a John Deere distribution facility located in Davenport, Iowa. The sellers of the property are Davenport 1031, L.L.C. and 36 of its joint venture partners. None of the sellers has a material relationship with the Company and the acquisition is not an affiliated transaction. The Company completed its due diligence review as of March 12, 2012, however, there remain other conditions precedent to the Company’s obligation to close on the acquisition of the property, including sellers’ delivery of clean title to the property. Accordingly, as of the date of this report, and until the closing of the purchase of the property, there can be no assurance that the Company will acquire the property. The purchase and sale agreement contains customary representations and warranties by the sellers.

The property contains approximately 553,000 rentable square feet and is 100% leased to Quad City Consolidation and Distribution, a wholly owned subsidiary of Deere & Company (NYSE: DE). The lease is guaranteed by Deere & Company, which has an investment grade credit rating as determined by major credit rating agencies. The net lease has a 15-year term, with approximately 6.0 years remaining. The lease contains a fixed rental increase of 10.4% in March 2013. The lease is net, whereby the tenant is to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized rental income for the property will be approximately $2.2 million, or approximately $3.90 per rentable square foot.

The contract purchase price of the property is approximately $26.1 million, exclusive of closing costs. In connection with the acquisition of the property, the Company deposited $500,000 in escrow. Such deposit will be credited towards the purchase price of the property. The Company intends to fund the purchase price with working capital and proceeds from the sale of its common stock pursuant to its follow-on offering completed in 2011. The Company may seek to obtain financing on the property post-closing. However, there is no guarantee that it will be able to obtain financing on terms it believes are favorable, or at all.

Item 8.01.    Other Events.

On March 16, 2012, the Company’s board of directors authorized and the Company declared an increase to the Company’s annual dividend. The Company will increase its annual distribution by $0.005, from $0.880 to $0.885 per annum. The new annual distribution rate will accrue commencing on May 9, 2012. Distributions will continue to be paid on the 15th day of each month to stockholders of record at the close of business on the 8th day of such month.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL PROPERTIES, INC.

March 19, 2012	By:	/s/ Nicholas S. Schorsch
	Name:	Nicholas S. Schorsch
	Title:	Chief Executive Officer and
Chairman of the Board of Directors